Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Second Quarter 2006 Financial Results
- Net Sales of $52.4 Million Grew 18% Compared to Second Quarter 2005 —
CYPRESS, CA — August 3, 2006 — Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the second quarter and the six-month period ended June 30, 2006.
“Solid demand from our Business Category customers, in particular our subscription broadcasting and original equipment manufacturer (OEM) customers, drove our net sales for the second quarter of 2006 to $52.4 million, up 18 percent as compared to last year’s quarter,” stated Paul Arling, the company’s chairman and chief executive officer. Arling continued, “We have built a leadership role in wireless control technology, resulting from our continued efforts to work with our customers to provide them with simple, affordable, highly functional and technically advanced control technology. In the next year, we will build further upon this idea of advanced, yet simple and affordable solutions by rolling out new products that meet the consumer’s need for control of devices and media within their home.”
Second Quarter 2006 Financial Results
•	Net sales for the second quarter of 2006 were $52.4 million, compared to $44.3 million for the same quarter last year.
•	The Business Category contributed 77 percent of the total revenue and the Consumer Category contributed 23 percent, compared to 73 percent and 27 percent, respectively in the second quarter of 2005.
•	Gross margins were 37.4 percent, compared to 35.5 percent in last year’s second quarter, reflecting additional sales in higher margin product lines and cost containment, primarily lower freight costs.
•	Operating income was $4.0 million, compared to operating income of $974,000 for the same quarter last year.
•	Net income for the 2006 second quarter was $2.4 million, or $0.17 per diluted share, compared to $1.5 million, or $0.11 per diluted share, for the second quarter of 2005.
The following adjusted figures are included as management believes they provide a more meaningful measure of quarter-over-quarter and year-over-year financial performance. A formal definition of adjusted figures and table reconciling generally accepted accounting principals (GAAP) to adjusted figures are included at the end of this press release.
•	Adjusted operating income was $4.7 million, excluding $671,000 in stock based compensation expense, compared to adjusted operating income of $2.6 million for the same quarter last year, excluding the $1.6 million write down of a balance due from a former European distributor.
•	Adjusted net income for the 2006 second quarter was $2.9 million, or $0.20 per diluted share, which excludes stock based compensation charges, compared to $2.8 million, or $0.20 per diluted share, for the same period last year, which excluded the $1.6 million write down of a balance due from a former

     European distributor.
Net sales for the six-month period ended June 30, 2006 were $106.5 million compared to $85.8 million for the first six months of 2005. Net income for the first six months of 2006 was $4.6 million, or $0.32 per diluted share. Adjusted net income for the first six months of 2006 was $5.5 million, or $0.39 per diluted share, compared to $4.6 million, or $0.33 per diluted share, for the same period last year.
“Leveraging our technology and bringing to market new solutions that simplify connectivity is satisfying customers and driving strong net sales growth,” said Rob Lilleness, the company’s president and chief operating officer. “We continue to increase the breadth of our technology portfolio. Examples of our progress can be seen in our new types of offerings with LodgeNet and Crestron Electronics, expanded relationships with Comcast Corporation and DirecTV, and innovations in new media applications with our Pace Micro Technology relationship.”
UEI’s Recent Highlights:
•	Partnered with Crestron Electronics, Inc. to develop the TPMC-4X handheld touchpanel controller, as announced on July 31st. Based on the award-winning UEI NevoSLTM and Crestron automation and control technology, the TPMC-4X delivers true 2-way WiFi communication for seamless system integration in modern homes.
•	Signed a definitive agreement with the Canadian Cable Systems Alliance to supply DVR-enabled universal remote controls to its 94 independent member companies, as announced on June 21st.
•	Selected by LodgeNet Entertainment Corporation to develop SIGNETURE HDTVSM Remote Controls for guests to access to a wide variety of guest services at properties served by LodgeNet, as announced on June 20th.
•	Showcased new and expanded control solutions at the annual SCTE Cable-Tec Expo in Denver, CO, as announced on June 19th. Products included PolarisTM, Atlas DVRTM, urcsupport.com and ActiveSupportTM, customer interaction management services from service and support to retention.
•	Formed a joint development relationship with Pace Micro Technology plc, for Pace Micro to utilize its flagship Tahoe Dual Tuner HD DVR set-top box in conjunction with UEI’s My ChannelTM, enabling the set-top box to be the true center of the connected home, also announced on June 19th.
Conference Call Information:
UEI’s management team will hold a conference call today, Thursday August 3, 2006 at 1:30 p.m. Pacific Time to review the second quarter 2006 results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available for two business days following the call. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 7904235. The webcast replay will be available at www.uei.com.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems.
The company’s broad portfolio of patented technologies and database of infrared control software has been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. In addition, the company sells wireless control products to distributors and retailers under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company to experience the increased demand from our Business Category customers as we anticipate; the failure of the retail season to be as strong as we anticipate; the growth of, acceptance of, and the demand for our products and technologies, including new products and our home connectivity line of products and software, in the various markets and geographical regions we serve, including the subscription broadcasting cable, satellite, consumer electronics, retail, home automation, automotive, and cellular industries, not materializing as we believe; the possible dilutive effect our stock based compensation programs may have on our EPS and stock price; our inability to deliver the new products and our home connectivity line of products and software at the time and in the quantities we anticipate; the relationships with our customers not expanding as we anticipate; and other factors listed from time to time in our press releases and SEC filings. All forward looking statements included in this release are based upon information we have as of the date of this release and we undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow-

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$58,776	$43,641
Accounts receivable, net	42,397	41,861
Inventories, net	29,146	26,708
Prepaid expenses and other current assets	3,157	3,841
Income tax receivable	903	903
Deferred income taxes	2,993	2,971

Total current assets	137,372	119,925

Equipment, furniture and fixtures, net	5,389	4,352
Goodwill	10,578	10,431
Intangible assets, net	5,924	6,007
Other assets	714	403
Deferred income taxes	5,565	5,201

Total assets	165,542	146,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,210	$22,731
Accrued income taxes	9,876	7,551
Accrued compensation	3,469	2,766
Other accrued expenses	9,411	9,676

Total current liabilities	46,966	42,724

Deferred income taxes	90	74
Deferred Revenue	—	229

Total liabilities	47,056	43,027

Stockholders’ equity:
Common stock	173	169
Paid-in capital	88,360	83,220
Accumulated other comprehensive income (loss)	140	(5,265)
Retained earnings	59,549	54,994
Deferred stock-based compensation	—	(163)
Common stock held in treasury	(29,736)	(29,663)

Total stockholders’ equity	118,486	103,292

Total liabilities and stockholders’ equity	165,542	146,319

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005
Net sales	$52,370	$44,322	$106,543	$85,824

Cost of sales	32,788	28,604	68,473	54,389

Gross profit	19,582	15,718	38,070	31,435

Research and development	1,919	1,570	3,765	3,170

Selling, general and administrative expenses	13,620	13,174	27,132	25,606

Operating expenses	15,539	14,744	30,897	28,776

Operating income	4,043	974	7,173	2,659

Interest income, net	(349)	(135)	(621)	(352)

Other expense (income), net	411	(1,296)	572	(2,249)

Income before income taxes	3,981	2,405	7,222	5,260

Provision for income taxes	(1,562)	(860)	(2,667)	(1,859)

Net income	$2,419	$1,545	$4,555	$3,401

Earnings per share:
Basic	$0.18	$0.11	$0.33	$0.25

Diluted	$0.17	$0.11	$0.32	$0.24

Shares used in computing earnings per share:
Basic	13,802	13,467	13,722	13,493

Diluted	14,356	13,983	14,297	14,032

To supplement UEI’s consolidated financial statements presented in accordance with GAAP, UEI uses non-GAAP net income and non-GAAP EPS financial measures internally. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. UEI’s management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of our core business operating results. UEI believes both management and investors benefit from referring to these non-GAAP financial measures in assessing UEI’s performance and when planning, forecasting and analyzing historical and future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to UEI’s historical performance. UEI believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Universal Electronics
GAAP to Non-GAAP Reconciliation Tables

			Three Months Ended
			June 30,
	2006	2006	2006	2005	2005	2005
	GAAP	Adj. (1)	Non-GAAP (3)	GAAP	Adj. (2)	Non-GAAP (3)
Net sales	52,370		52,370	44,322		44,322
Cost of sales	32,788	(6)	32,782	28,604		28,604
Gross profit	19,582	6	19,588	15,718		15,718
Research and development	1,919	(94)	1,825	1,570		1,570
Selling, general and administrative expenses	13,620	(571)	13,049	13,174	(1,592)	11,582
Operating expenses	15,539	(665)	14,874	14,744	(1,592)	13,152
Operating income	4,043	671	4,714	974	1,592	2,566
Interest income, net	(349)		(349)	(135)		(135)
Other expense (income), net	411		411	(1,296)		(1,296)
Income before income taxes	3,981	671	4,652	2,405	1,592	3,997
Provision for income taxes	(1,562)	(225)	(1,787)	(860)	(355)	(1,215)
Net income	2,419	446	2,865	1,545	1,237	2,782

Earnings per share diluted	$0.17	$0.03	$0.20	$0.11	$0.09	$0.20

			Six Months Ended
			June 30,
	2006	2006	2006	2005	2005	2005
	GAAP	Adj. (1)	Non-GAAP (3)	GAAP	Adj. (2)	Non-GAAP (3)
Net sales	106,543		106,543	85,824		85,824
Cost of sales	68,473	(13)	68,460	54,389		54,389
Gross profit	38,070	13	38,083	31,435		31,435
Research and development	3,765	(199)	3,566	3,170		3,170
Selling, general and administrative expenses	27,132	(1,229)	25,903	25,606	(1,592)	24,014
Operating expenses	30,897	(1,428)	29,469	28,776	(1,592)	27,184
Operating income	7,173	1,441	8,614	2,659	1,592	4,251
Interest income, net	(621)		(621)	(352)		(352)
Other expense (income), net	572		572	(2,249)		(2,249)
Income before income taxes	7,222	1,441	8,663	5,260	1,592	6,852
Provision for income taxes	(2,667)	(484)	(3,151)	(1,859)	(355)	(2,214)
Net income	4,555	957	5,512	3,401	1,237	4,638

Earnings per share diluted	$0.32	$0.07	$0.39	$0.24	$0.09	$0.33

(1)	The adjustments between the GAAP and non-GAAP consolidated statements of income for the three and six months ended June 30, 2006 consist of share-based compensation expense for employee stock options and the related income tax effect, as recognized in accordance with SFAS 123R. The consolidated statements of income for the three and six months ended June 30, 2005 do not include the effect of share-based compensation expense, because UEI implemented SFAS 123R effective January 1, 2006.

(2)	The adjustments between the GAAP and non-GAAP consolidated statements of income for the three and six months ended June 30, 2005 exclude the write down of a receivable from a former European distributor, as well as the related tax effect.

(3)	The non-GAAP consolidated statement of income is not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. UEI’s management believes these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, facilitate the comparison of results for current periods with past periods.